Colfax Reports Second Quarter 2012 Results

FULTON, Md., July 27, 2012 /PRNewswire/ -- Colfax Corporation (NYSE: CFX) today announced its financial results for the second quarter of 2012. On a year-over-year basis, highlights for the second quarter and year-to-date period include:

Second Quarter of 2012 (all comparisons versus the second quarter of 2011)

  After pre-tax expenses of $14.4 million of year-one acquisition-related amortization expense and $0.8 million of Charter acquisition-related expense, net income of $7.3 million (7 cents per share); adjusted net income (as defined below) of $43.1 million (35 cents per share, a 20.7% increase over second quarter 2011)
  Net sales of $1.0 billion, an increase of 2.4% from second quarter 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition); organic sales increase (as defined below) of 9.5%
  Operating income of $60.3 million; adjusted operating income (as defined below) of $97.3 million
  Second quarter gas- and fluid-handling orders of $534.4 million, an increase of 2.3%; organic order increase (as defined below) of 7.2%
  Gas- and fluid-handling backlog of $1.4 billion at period end

Six Months Ended June 29, 2012 (all comparisons versus the six months ended July 1, 2011)

  After pre-tax expenses of $48.1 million of year-one acquisition-related amortization expense and $43.6 million of Charter acquisition-related expense, a net loss of $102.0 million ($1.16 per share); adjusted net income (as defined below) of $68.6 million (59 cents per share).
  Net sales of $1.9 billion, an increase of 6.3% from the six months ended July 1, 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition); organic sales increase (as defined below) of 9.9%
  Operating income of $36.2 million; adjusted operating income (as defined below) of $160.6 million
  Gas- and fluid-handling orders of $1.0 billion, an increase of 5.9%; organic order increase (as defined below) of 2.7%

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP"). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Steve Simms, President and Chief Executive Officer, stated, "We are pleased with our results for the second quarter, especially given the challenging global economic environment. Revenues in our longer cycle gas- and fluid-handling business increased by 12.8% organically in comparison to the proforma 2011 second quarter. Our fabrication technology business experienced organic sales growth of 6.9%, and more notably a strong improvement in adjusted operating margins in comparison to the first quarter. Our integration efforts continue to be the primary focus of the organization."

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth (decline) and organic order growth (decline). Adjusted net income, adjusted net income per share and adjusted operating income exclude asbestos coverage litigation expense, restructuring and other related charges, charges related to the Charter acquisition and fair value adjustments related to the ESAB and Howden inventory and backlog amortization expense to the extent they impact the periods presented. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 31% for the second quarter and six months ended June 29, 2012 in comparison to 32% for the second quarter and six months ended July 1, 2011. Proforma organic sales growth and proforma organic order growth represent the proforma comparison of the change in existing businesses that includes the operations acquired in the Charter Acquisition for the comparable prior period (which excludes the results of operations acquired in the Charter Acquisition for the first 12 days of each year to date reporting period) excluding the impact due to acquisitions made by Colfax and Charter and foreign currency fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos coverage litigation, costs related to the Charter acquisition and foreign currency fluctuations outside the control of its operating management team.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

Conference Call and Webcast

Colfax will host a conference call to provide details about its results on Friday, July 27, 2012 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 11286504, or through webcast via Colfax's website at www.colfaxcorp.com under the "Investors" section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2011 Annual Report on Form 10-K under the caption "Risk Factors." In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term "Colfax" in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Colfax Corporation Condensed Consolidated Statements of Operations Dollars in thousands, except per share data (Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales	$ 1,045,653	$ 186,749	$ 1,932,019	$ 345,307
Cost of sales	717,760	122,075	1,348,730	227,379
Gross profit	327,893	64,674	583,289	117,928
Selling, general and administrative expense	245,023	44,423	470,769	82,302
Charter acquisition-related expense	766	—	43,617	—
Restructuring and other related charges	18,558	242	27,201	2,219
Asbestos coverage litigation expense	3,240	3,302	5,527	5,368
Operating income	60,306	16,707	36,175	28,039
Interest expense	25,741	1,462	44,723	3,289
Income (loss) before income taxes	34,565	15,245	(8,548)	24,750
Provision for income taxes(1)	15,933	4,855	73,281	7,805
Net income (loss)	18,632	10,390	(81,829)	16,945
Less: net income attributable to noncontrolling interest, net of taxes	6,266	—	11,403	—
Net income (loss) attributable to Colfax Corporation	12,366	10,390	(93,232)	16,945
Dividends on preferred stock	5,073	—	8,807	—
Net income (loss) available to Colfax Corporation common shareholders	$ 7,293	$ 10,390	$ (102,039)	$ 16,945
Net income (loss) per share—basic	$ 0.07	$ 0.24	$ (1.16)	$ 0.39
Net income (loss) per share—diluted	$ 0.07	$ 0.23	$ (1.16)	$ 0.38

(1) Income tax provision for the six months ended June 29, 2012 was significantly impacted by the reassessment of certain deferred tax assets as of the date of the Charter acquisition, which resulted in an increase in the Company's valuation allowance, and the Charter acquisition-related expenses that are either not deductible for tax purposes or were incurred in jurisdictions where no tax benefit can be recognized.

Colfax Corporation Reconciliation of GAAP to Non-GAAP Financial Measures Dollars in thousands, except per share data (Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011

Adjusted Operating Income
Operating income	$ 60,306	$ 16,707	$ 36,175	$ 28,039
Restructuring and other related charges	18,558	242	27,201	2,219
Charter acquisition-related expense	766	—	43,617	—
Fair value adjustments – ESAB/Howden backlog and inventory amortization expense	14,422	—	48,127	—
Asbestos coverage litigation expense	3,240	3,302	5,527	5,368
Adjusted operating income	$ 97,292	$ 20,251	$ 160,647	$ 35,626
Adjusted operating income margin	9.3%	10.8%	8.3%	10.3%
Adjusted Net Income and Adjusted Net Income Per Share
Net income (loss) attributable to Colfax Corporation	$ 12,366	$ 10,390	$ (93,232)	$ 16,945
Restructuring and other related charges	18,558	242	27,201	2,219
Charter acquisition-related expense	766	—	43,617	—
Fair value adjustments – ESAB/Howden backlog and inventory amortization expense	14,422	—	48,127	—
Asbestos coverage litigation expense	3,240	3,302	5,527	5,368
Tax adjustment(1)	(6,247)	(1,157)	37,345	(2,543)
Adjusted net income	43,105	12,777	68,585	21,989
Adjusted net income margin	4.1%	6.8%	3.5%	6.4%
Dividends on preferred stock	5,073	—	8,807	—
Adjusted net income available to Colfax Corporation common shareholders	38,032	12,777	59,778	21,989
Less: net income attributable to participating securities(2)	4,859	—	7,129	—
	$ 33,173	$ 12,777	$ 52,649	$ 21,989

Weighted-average shares outstanding—diluted	94,733,164	44,277,234	88,825,431	44,203,940
Adjusted net income per share	$ 0.35	$ 0.29	$ 0.59	$ 0.50

Net income (loss) per share — diluted (in accordance with GAAP)	$ 0.07	$ 0.23	$ (1.16)	$ 0.38

(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 31% for the second quarter and six months ended June 29, 2012 and 32% for the second quarter and six months ended July 1, 2011.

(2) Adjusted net income per share was calculated consistently with the two-class method in accordance with GAAP as the Series A preferred stock are considered participating securities. Losses are not allocated to the preferred stock.

Colfax Corporation Change in Sales, Orders and Backlog Dollars in millions (Unaudited)

	Net Sales		Orders
	$	%	$	%
Proforma for the three months ended July 1, 2011	$ 1,021.0		$ 522.5
Components of Change:
Existing businesses	97.3	9.5%	37.4	7.2%
Acquisitions	9.9	1.0%	7.4	1.4%
Foreign currency translation	(82.6)	(8.1)%	(32.9)	(6.3)%
	24.6	2.4%	11.9	2.3%
As of and for the three months ended June 29, 2012	$1,045.6		$ 534.4

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%
Proforma as of and for the six months ended July 1, 2011	$ 1,817.6		$ 974.4		$ 1,339.3
Components of Change:
Existing businesses	179.2	9.9%	26.4	2.7%	110.6	8.3%
Acquisitions	47.0	2.6%	74.1	7.6%	3.5	0.3%
Foreign currency translation	(111.8)	(6.2)%	(43.0)	(4.4)%	(62.5)	(4.7)%
	114.4	6.3%	57.5	5.9%	51.6	3.9%
As of and for the three months ended June 29, 2012	$ 1,932.0		$1,031.9		$ 1,390.9

CONTACT: Scott Brannan, Chief Financial Officer, Colfax Corporation, +1-301-323-9005, Scott.Brannan@colfaxcorp.com